Exhibit 10.1
February 11, 2008
PERSONAL AND CONFIDENTIAL
VIA HAND DELIVERY
Mr. Bernard Mariette
c/o Quiksilver, Inc.
15202 Graham Street
Huntington Beach, California 92649
Re:	Separation and Transition Agreement
Dear Bernard:
This letter (“Agreement”) will confirm the agreement and understanding we have reached regarding your transition and departure from, and consulting relationship with, Quiksilver, Inc. (“Quiksilver” or the “Company”). In that regard, we have agreed as follows:
1.	End of Employment Relationship/Severance Pay Period.
A.	Your employment with the Company will end for all purposes on February 11, 2008 (the “Separation Date”). Effective as of the Separation Date, you are resigning as President of the Company and as a member of the Company’s Board of Directors. You are also resigning as a director and officer from any of the Company’s subsidiaries where you serve in any such capacity.

B.	The Company will pay you severance pay in the total amount of $2,850,000, less required tax deductions and withholdings (“Severance Pay”), payable as follows:
(i)	A lump sum payment of $1,425,000, less required tax deductions and withholdings, payable on August 29, 2008;

(ii)	Beginning September 1, 2008, and continuing through February 28, 2009 (the “Severance Pay Period”), the Company shall compensate you on its regular payroll dates in the monthly amount of $237,500, less legally required withholdings and deductions. Checks will be sent to your home address.

C.	Except for the strategic advisory services provided by you as a consultant after the Separation Date pursuant to Paragraph 3, which the Company is separately paying for, you will not be required to perform any duties during the Severance Pay Period. Through the end of the Severance Pay Period and afterwards, you are expected to conduct yourself in a positive and professional manner as it pertains to Quiksilver.

D.	Your health insurance coverage will cease after the Separation Date, unless you timely elect and pay for continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If you desire such continued health coverage under COBRA, the Company will be responsible for the premiums for such coverage in the same amounts as if you had remained actively employed, up to a maximum of $1,300 per month, through the earlier of (i) March 1, 2009, or (iii) the date you become eligible for health insurance coverage under another employer’s plan. You will be responsible for all other premiums.

E.	Nothing in this Agreement shall constitute a waiver of any benefits which are already vested as of the Separation Date, under any Company 401(k) or employee welfare benefit plan, and you shall remain fully entitled to all such benefits, if any, in accordance with the terms of the applicable plan.

F.	Except for any continuing and surviving obligations of yours thereunder (e.g., protection of Quiksilver’s trade secrets and proprietary and confidential information), any and all employment agreements you may have with Quiksilver (including, without limitation, that certain agreement dated May 25, 2005, and amended December 21, 2006) are deemed fully terminated and of no further force or effect. You have no right to any additional compensation, equity or benefits under any such employment agreement. In addition to your continuing duties to protect the Company’s trade secrets and proprietary and confidential information, you will also agree to execute a confidentiality agreement with the Company in connection with your due diligence efforts regarding a potential purchase by you, or a group with which you are (or become) affiliated, of Skis Rossignol S.A.S. or any of its affiliates or subsidiaries.

G.	After the Separation Date, you are not eligible for, and will not receive, any other compensation or benefit except as specifically provided herein (including, but not limited to, any additional bonuses, incentives, stock option grants, stock grants, payments with respect to any outstanding awards under the Company’s Long Term Incentive Plan or the Annual Incentive Plan, expense reimbursement or employee benefits).

H.	The Company will issue a press release announcing your resignation, the material text of which is attached as Attachment “B”. In addition, the parties agree that they will not knowingly or intentionally disparage the other during the Severance Pay Period.

2.	Stock Options and Restricted Stock.
A.	Attached hereto as Attachment “A” is a schedule of your vested and unvested stock options and restricted stock as of the date of this Agreement. It is anticipated that following the Separation Date, you will continue to provide Services (as defined in your stock option agreements) to the Company for some limited period of time as provided in Paragraph 3 below. The date upon which you cease to provide Services to the Company pursuant to Paragraph 3 below is referred to as the “Services Cessation Date.” All of your unvested stock options which have not previously expired will accelerate and vest on the Services Cessation Date. Any unexercised stock options on the Services Cessation Date which have not previously expired will remain exercisable for a period of (i) ninety (90) days with respect to stock options granted to you prior to May 25, 2005 and (ii) twelve (12) months with respect to stock options granted to you on or after May 25, 2005, (commencing with the Services Cessation Date) after which they will expire and cease to be exercisable; provided, however, that in no event may such stock options be exercised after their expiration date and they may terminate and cease to be exercisable earlier in the event of a corporate transaction as provided in your individual stock option agreements. All other terms of your stock options shall continue to be governed by the applicable plan pursuant to which they were issued and the applicable stock option agreements.

B.	On February 11, 2008, all 245,000 shares of restricted stock of the Company held by you (copies of which you have reviewed incident to the execution of this Agreement) shall expire and be surrendered to the Company.

C.	Please note that all “blackout” periods under the Company’s Policy Prohibiting Insider Trading (a copy of which you have reviewed incident to the execution of this Agreement) will continue to apply to you through the Services Cessation Date, and you will continue to be subject to federal and state securities laws which prohibit the purchase or sale of shares while in possession of material, non-public information.
3.	Strategic Advisory Services.
You agree that for a 12 month period following the Separation Date, you shall make yourself available on an as-requested basis to the Company’s Chief Executive Officer and General Counsel, to provide exclusive strategic advisory services in connection with the Company’s “Quiksilver”, “Roxy” and “DC” brands and operations. During the first month following the Separation Date, the Company will continue to provide you with secretarial assistance. After such time and during the remainder of the Severance Pay Period, the Company will provide you with the opportunity to access career transition services (e.g., an office, answering service, etc.) through a management services company such as Lee Hecht Harrison or Right Management at a total cost to the Company not to exceed $15,000. Specifically, however, you will not provide any strategic advisory services with respect to the Company’s Rossignol subsidiaries, and you will not have access to any confidential or proprietary information or materials related to such subsidiaries; any access to such information and / or materials shall be in connection with a formal process dictated by the Company and its professional advisors. It is anticipated that you will provide most of such strategic advisory services telephonically or electronically. Your primary contact with respect to such services shall be Bob McKnight or Charlie Exon. For such services, you shall receive a fee of $60,000 per month for the first six months of the consulting period, and $106,666 per month for the final six months of the consulting period, payable within 30 days following the end of each month during the term of such strategic advisory services. You acknowledge and agree that your services pursuant to this Paragraph 3 shall be provided as an independent contractor and such services shall not be construed to create the relationship of employer and employee or principal and agent between you and the Company. During the period you are providing strategic advisory services pursuant to this Paragraph 3, you shall not be entitled to participate in any of the medical, dental, insurance or any other benefits provided by the Company for the benefit of its employees. You will maintain and pay all federal, state and local disability, worker’s compensation, payroll taxes, self-employment insurance, and income and other taxes, and the Company will not withhold or pay any such taxes or insurance on your behalf with respect to compensation for such services. Also, during the period you are providing strategic advisory services pursuant to this Paragraph 3, you shall be entitled to a clothing allowance of $350 per month and you shall be permitted to purchase products from the Company at its wholesale price, not to exceed $500 in the aggregate per month. Provided that such expenses are authorized in advance by an executive officer of the Company, the Company will reimburse you for any reasonable travel expenses (at business class or comparable rates) or other expenses incurred by you in connection with providing such strategic advisory services. You acknowledge that it would be a conflict of interest for you to provide services to a competitor of the Company while you are engaged to provide the strategic advisory services described herein. Therefore, the agreement to engage you for strategic advisory services as set forth in this Paragraph 3 may be immediately terminated by the Company, in its sole and absolute discretion, if you accept employment with, provide consulting or other advisory services to, or invest in, any entity that is competitive with the Company; provided however, that you may invest in, work for or provide consulting services to Rossignol and its subsidiaries.
4.	Full Understanding and Voluntary Acceptance.
Quiksilver advises you to consult an attorney prior to executing this Agreement. In entering into this Agreement, you agree that you have had the opportunity to seek the advice of an independent attorney of your own choice and that you understand all the terms of this Agreement. You are executing this Agreement voluntarily with full knowledge of its significance.
5.	Return of Property/Non-Solicitation.
A.	Except as otherwise provided below, all Company Property must be returned within a reasonable period of time after the Separation Date. By signing this Agreement, you confirm that you will return all keys, magnetic access cards and all other means of access to the property or offices of the Company, and all other

Company property, equipment and documents in your possession or under your control, including, but not limited to, credit cards, cell phones, PDA’s, BlackBerries, fax machines, pagers, files, personnel forms, accounting information and spreadsheets, budgets, compensation data, business plans, documents and any other property of the Company (“Company Property”) and that you will not copy, download or retain any such materials.

Notwithstanding the foregoing, you may retain your laptop computer and printer, provided that you deliver these items to the Company within a reasonable period of time after the Separation Date to have the memory erased and software removed by the Company. (Your personal information, such as photographs, will be copied to a disc.) You also agree (i) to preserve in confidence and not disclose any confidential, proprietary, or trade secret information relating to Quiksilver, or its products, personnel, or financial data, and (ii) not to download, copy or transfer any documents or software from the Company’s computers.

B.	You agree that, for a period of one (1) year after the Separation Date, you shall not, without the prior written consent of the Company, directly or indirectly through the actions of any other individual or entity, whether for your own benefit or for that of another individual or entity, (i) solicit, divert or induce, or attempt to solicit, divert or induce, any individual who is an employee of any of the Company or any of the Released Parties (as defined below) to terminate his or her employment; or (ii) solicit, divert or induce, or attempt to solicit, divert or induce, any individual or entity who is a supplier, distributor, customer or client of the Company or any of the Released Parties not to continue as a supplier, distributor, customer or client.
6.	Release of Claims.
A.	In exchange for the consideration provided herein, you agree to, and by signing this Agreement do, forever waive and release Quiksilver and each of its affiliated or related entities, divisions, subsidiaries, foundations, licensees, shareholders, officers, directors, employees, agents, successors and assigns (collectively, “Released Parties”), from all known and unknown claims, rights, actions, complaints, charges, liabilities, obligations, promises, agreements, causes of action, suits, demands, damages, costs, losses, debts, and expenses of any nature whatsoever which you ever had, now have, or may claim to have against any of the Released Parties, including, without limitation, any claim arising out of (i) any aspect of your employment or the termination of your employment with the Company; (ii) any restrictions on the right of Quiksilver to terminate your employment or any employment agreement with you; (iii) any agreement, understanding or inducement, oral or written, express or implied, between you and any of the Released Parties, including any employment agreement (including, without limitation, that certain agreement dated May 25, 2005, and amended December 21, 2006); (iv) any stock options or restricted stock (other than as provided in Paragraph 2 of this Agreement); (v) any outstanding awards pursuant to the Company’s Long Term Incentive Plan or Annual Incentive Plan; and/or

(vi) any federal, state or governmental constitution, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act; provided, however, that this release does not (a) affect rights or claims that may arise after the date it is executed, (b) waive rights or claims arising out of this Agreement, or (c) waive any rights you may have to indemnity under the Company’s By-Laws, any individual indemnification agreement between you and the Company, California Labor Code § 2802 or as otherwise required by law. In addition, except for acts or omissions that are grossly negligent or amount to willful misconduct, the Company hereby agrees to forever waive and release you from all known and unknown claims, rights, actions, complaints, charges, liabilities, obligations, promises, agreements, causes of action, suits, demands, damages, costs, losses, debts, and expenses of any nature whatsoever which it ever had, now has, or may claim to have against you. As of the date of its execution of this Agreement, the Company represents that it is not aware of any such gross negligence or willful misconduct.

B.	Further, each party waives and relinquishes all rights and benefits they may have under Section 1542 of the California Civil Code. Section 1542 reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
7.	Non-Admission.
Nothing contained in this Agreement shall be considered an admission of any liability whatsoever. If you elect not to sign this Agreement, this Agreement is inadmissible in evidence to prove any liability or damage.
8.	Severability.
Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

9.	Entire Agreement and Arbitration.
This Agreement constitutes the entire agreement between you and Quiksilver pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, pertaining to the subject matter hereof. After the execution of this Agreement, to the fullest extent allowed by law, any controversy, claim or dispute between you and the Company (and/or any of the Released Parties) relating to or arising out of this Agreement or your employment or the cessation of that employment will be submitted to final and binding arbitration in Orange County, California, for determination in accordance with the applicable rules of the American Arbitration Association.
10.	Signature and Revocation Periods.
So that you can review this Agreement as you deem appropriate, the Company advises you as follows: (i) this Agreement does not waive any rights or claims that may arise after it is executed by you; (ii) you will have twenty-one (21) days to consider this Agreement, although you may sign it sooner than that if you so desire; (iii) you should consult with an attorney if you desire before executing this Agreement; and (iv) you also retain the right to revoke this Agreement at any time during the seven (7)-day period following execution of the Agreement. This Agreement shall not become effective or enforceable until such seven (7)-day period has expired.
By signing below, you voluntarily accept the terms contained in this Agreement.

Sincerely, QUIKSILVER, INC.
By:
Charles S. Exon
Executive Vice President, Business & Legal Affairs, Secretary and General Counsel

I HAVE READ, UNDERSTAND AND VOLUNTARILY AGREE TO THE ABOVE.

Bernard Mariette	Date

ATTACHMENT “A”
STOCK OPTIONS — BERNARD MARIETTE
Stock Options

				Currently	Currently
Grant Date	Expiration Date	Granted	Grant Price	Outstanding	Exercisable
12/15/98	12/16/08	60,000	$3.9271	60,000	60,000
12/11/00	02/12/10	200,000	$2.9844	200,000	200,000
12/22/00	12/23/10	120,000	$4.6094	120,000	120,000
12/03/01	12/04/11	320,000	$3.5250	320,000	320,000
12/19/02	12/20/12	240,000	$6.6575	240,000	240,000
11/12/03	11/13/13	240,000	$8.7250	240,000	240,000
01/25/05	01/26/15	300,000	$14.3050	300,000	300,000
12/27/05	12/28/15	150,000	$13.7700	150,000	100,000
12/20/06	12/20/16	50,000	$15.5500	50,000	16,666
12/26/07	12/27/17	80,000	$9.0000	80,000	0

Option Totals				1,760,000	1,596,666

Restricted Stock

Grant Date	Expiration Date	Granted	Grant Price	Outstanding	Exercisable
09/29/06	N/A	190,000	$0.0000	190,000	N/A
10/17/07	N/A	20,000	$0.0000	20,000	N/A
12/26/2007	N/A	35,000	$0.0000	35,000	N/A

Restricted Stock Totals				245,000	N/A